Exhibit 10.27

September 8, 2011

Mr. Douglas Plessinger, RPh

3543 Michigan Ave.

Cincinnati, OH 45208

Dear Doug:

I am pleased to extend this offer of employment with Argos Therapeutics, Inc. (Argos Therapeutics or the “Company”). We at Argos Therapeutics are excited about the challenges and opportunities that lie ahead for us collectively and are enthusiastic about the prospect of you joining the Argos Therapeutics team. We look forward to your favorable response to this offer.

This offer includes a 90 day probationary period and is contingent upon the following: satisfactory completion of the Argos Therapeutics employment application, you beginning work on the date indicated below (otherwise this offer is automatically withdrawn), proof of your authorization to work in the United States (I-9 Employment Eligibility Verification), execution of a Confidentiality and Inventions Agreement, and passing a pre-employment drug screening and background screening to Management’s satisfaction.

The details of this offer are as follows:

Title:	Vice President Medical and Clinical Affairs

Reporting To:	Fred Miesowicz Chief Operating Officer

Start Date:	As mutually agreed but no later than October 4, 2011

Compensation:	A base salary rate of $10,000.00 per pay period, which equates to a rate of $240,000 annually, (less applicable tax withholdings and other deductions), and is payable semi-monthly

Bonus:	A targeted bonus equivalent to 20% of base salary (pro-rata during initial partial year 2011), to be paid on an annual basis, based upon the accomplishment of mutually agreed upon milestones and performance objectives and subject to the approval of the Board of

Douglas Plessinger

September 8, 2011

Directors of the Company and your continued employment on the date of payment. Any bonus earned will be paid on or before March 15 of the year following the performance year.

Stock Options:	In accordance with the applicable stock option plan and a written stock option agreement, and subject to the approval of the Board of Directors and your continued employment at such time, you will be granted incentive stock options to purchase 1,250,000 shares of Argos Therapeutics common stock at an exercise price not less than the fair market value of such common stock at the date of grant, as determined by the Board. Eighty percent of these options will vest over four years in accordance with the applicable plan, subject to your continued employment. The remaining twenty percent will be subject to an alternative vesting arrangement including achievement of mutually agreed upon milestones during your employment.

Relocation Expenses:	Your eventual relocation to the Company’s Research Triangle area location is a condition of your employment. It is the Company’s desire to ease the burdens resulting from your relocation to our Research Triangle area location. To assist you in moving to our area, the Company will provide you with up to $30,000 (capped) to cover all moving related costs including but not limited to:

• The cost of moving your belongings.

• The cost of temporary accommodations in the Research Triangle area for up to nine months following commencement of your employment and prior to your moving into your permanent housing.

• Realtor fees for sale of home in Cincinnati, Ohio.

• Travel to Research Triangle Park area to search for new residence in advance of final relocation.

• One-way trip (mileage or airfare) to new residence, including lodging and meals for employee.

All moving related expenses must be documented and requested for reimbursement in accordance with the Company’s reimbursement policies. All expenses, both taxable and non-taxable will be reflected on your W2 tax form.

Douglas Plessinger

September 8, 2011

If you resign your employment prior to the one-year anniversary of your start date, you will be required to reimburse the Company for the full amount of any moving expenses for which the Company reimburses you under this section. In conjunction therewith, you may be asked to sign a note to that end at the time the Company makes such reimbursement.

Benefits:	Argos Therapeutics offers a benefit program for regular, full-time employees, which includes the following elements:

• Medical Insurance

• Dental Insurance

• Life and AD&D Insurance

• Short Term Disability

• Long Term Disability

• Long Term Care

• Voluntary Insurance Benefits

• Eleven paid holidays per year

• 401(k) Savings and Investment Plan

• Flexible Spending Account

• Paid Time Off (PTO) eligibility based on service with the Company and initially prorated at 16.67 hours per month (equivalent to 25 days per year)

• Note: Argos Therapeutics pays 100% of all individual benefit premiums and 50% of dependent premiums.)

Argos Therapeutics will regularly review all its benefit plans and reserves the right to change or terminate such plans at any time.

Severance:	In the event your employment is terminated by the Company without “cause” (as determined by Argos Therapeutics’ Board of Directors or Compensation Committee in its sole discretion based on the below definition), upon your execution of Argos Therapeutics’ release form no later than sixty (60) days after the date of your termination, the Company will provide you with compensation equal to six months’ of your then-current base salary (less all applicable deductions). This severance will be paid in installments in such amount and at such times as is in accordance with the then-current generally applicable payroll schedule of the Company. Subject to your execution of Argos Therapeutics’ release form and your proper election of continued health and dental insurance coverage, you will also continue to receive the medical and dental coverage you were receiving prior to your

Douglas Plessinger

September 8, 2011

termination for six months, subject to the availability of such plans to non-employees and the Company’s continuing to sponsor such benefits for its employees generally. This severance is subject to the provisions pertaining to Internal Revenue Code Section 409A set forth in Exhibit A. You will continue to be obligated to pay your portion of dependent premiums for such coverage. For purposes of this letter agreement, “cause” shall be defined as set forth in Exhibit A attached to this letter agreement.

This offer letter is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. In accordance with the laws of the State of North Carolina, your employment with the Company is considered “at will”. This means that, just as you may resign your employment at any time, Argos Therapeutics may, in its sole discretion, with or without cause, terminate your employment for any reason.

Like most companies, Argos Therapeutics requires all employees to protect confidential information and to assign to the Company intellectual property developed while working with us at Argos Therapeutics. A copy of an agreement detailing your obligations is enclosed. Upon acceptance of the terms and conditions of this offer, please sign, date and return to us the duplicate of this letter and the Confidentiality and Inventions Agreement.

The Immigration Reform and Control Act of 1986 makes it unlawful for any employer to hire an illegal alien. The Act requires Argos Therapeutics to verify the identity and eligibility of each new employee to work in the United States. U.S. Government Form I-9 will be provided on your first day of employment. You will be asked to provide acceptable proof of eligibility to work in the United States. New employees may not be permitted to begin employment at Argos Therapeutics until such verification is complete.

By your signature below, you represent and warrant to the Company that you: (i) are not subject to any employment, noncompetition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein; and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all oral and written agreements, if any, between the parties with respect to the subject matter of this letter agreement.

On behalf of all the members of the Argos Therapeutics team, I wish to reaffirm our excitement about the future potential of this Company and our enthusiasm about the prospect of your joining Argos Therapeutics. Please let me know if you have any questions or need additional assistance.

Douglas Plessinger

September 8, 2011

If our employment offer is satisfactory, please sign the duplicate of this letter and the Confidentiality and Inventions Agreement enclosed and return them to Marilyn French, Human Resources Director, by September 12, 2011. We are looking forward to working with you in contributing to the growth of Argos Therapeutics.

Sincerely,

Jeffrey D. Abbey
President and CEO

I accept the position of Vice President Medical and Clinical Affairs.

Signed:
Date:	9/9/2011
Start Date:	10/4/2011

Douglas Plessinger

September 8, 2011

Exhibit A

“Cause” shall mean:

(a) your failure to diligently and properly perform your duties for the Company;

(b) your misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Confidentiality and Inventions Agreement;

(c) any material failure to comply with the Company’s policies or any other policies and/or directives of the Board;

(d) your use of illegal drugs or any illegal substance, or your use of alcohol in any manner that materially interferes with the performance of your duties under this Agreement;

(e) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by you which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(f) your failure to fully disclose any material conflict of interest you may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company;

(g) any adverse action or omission by you which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it;

(h) your violation of the Company’s policies prohibiting harassment or unlawful discrimination; or

(i) your failure to relocate to the Research Triangle area of North Carolina within a reasonable period of time following your start date.

For purposes of clarity, the severance benefits for which you are eligible pursuant to the offer letter (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether the Severance Benefits (or any other provision related to your compensation from the Company) contravene Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. The Severance Benefits shall be deemed to be series of separate

Douglas Plessinger

September 8, 2011

payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A. To the extent any payments for which you are eligible are subject to Section 409A (as opposed to exempt from Section 409A), your rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution. To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish your entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which your employment terminated unless another time period is applicable. If you are a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of your “separation from service” as defined in Section 409A, or (ii) the date of your death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in the offer letter. The Company makes no representation that any payment it makes to you will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend the offer letter as may be necessary or advisable to permit the it to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.